Exhibit 10.4

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into effective as of November 4, 2016 by Synthesis Energy Systems, Inc., a Delaware corporation (“SES”), with a place of business at Three Riverway, Suite 300, Houston, Texas 77056, and Roger Ondreko, an individual resident of the State of Texas (“Consultant”), with his place of business at 501 Shadywood, Friendswood, Texas 77546.

SES desires to retain the services of Consultant and Consultant desires to perform certain services for SES. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                 Nature of Services. Consultant will generally produce work products, advise and consult with SES on the transition from Consultant formerly serving as the Chief Financial Officer of SES, including such matters as specifically requested by the President and Chief Executive Officer of SES (the “CEO”) or the board of directors of SES (the “Board”), with the consultation of the CEO, and agreed to by Consultant, including, but not limited to, the services described in Schedule A attached hereto, such services to be provided for 20 hours per week during the term of this Agreement (the “Services”).

2.                 Term and Termination. SES hereby engages and retains Consultant as a consultant, and Consultant hereby accepts the engagement, beginning on the date of this Agreement and continuing until six (6) months after the date hereof. Consultant may terminate this Agreement at any time upon thirty (30) days written notice to the other party. SES may terminate this Agreement for Cause at any time and effective immediately. For purposes of this Agreement, “Cause” means (i) the conviction (or plea of nolo contendere or equivalent plea) of Consultant of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) Consultant having engaged in misconduct causing a violation by SES of any state or federal laws which results in an injury to the business, condition (financial or otherwise), results of operations or prospects of SES as determined in good faith by the CEO, the Board or a committee thereof, (iii) Consultant having engaged in a theft of corporate funds or corporate assets of SES or in an act of fraud upon SES, (iv) an act of personal dishonesty taken by Consultant that was intended to result in Consultant’s personal enrichment at the expense of SES, (v) Consultant’s refusal, without proper legal cause, to perform the duties and responsibilities of Consultant’s position or any other breach by Consultant of this Agreement, (vi) Consultant engaging in activities which would constitute a breach of any SES policies described in Section 9 of this Agreement or any other applicable policies, rules or regulations of SES or (vii) through inaction, negligence, lack of skills and/or disregard of Consultant duties and responsibilities, Consultant fails to adequately perform the scope of the duties and responsibilities assigned to Consultant, as determined in good faith by the CEO.

3.                 Compensation. In consideration for the Services to be rendered by Consultant hereunder and for all rights and covenants granted herein, SES shall provide Consultant the following compensation:

(a)                Compensation. SES shall pay Consultant a rate of $10,000 per month for the Services while Consultant is working on behalf of SES. With respect to such compensation, Consultant shall be paid in accordance with the customary payroll practices of SES and be subject to such deductions, if any, as are required by applicable law and regulations. Such amounts shall be payable within five (5) business days of the end of each calendar month.

(b)	Fees and Expenses.

(i)	Subject to Consultant complying with the policies of SES regarding the reimbursement of business expenses as in effect from time to time during the term of this Agreement, SES shall reimburse Consultant for reasonable business expenses incurred on behalf of SES from time to time and Consultant shall account to SES for all such expenses. Consultant will notify the CEO or their delegate via e-mail prior to anticipated travel and expense incurrence and secure e-mail authorization from the CEO or other Officer of SES prior to travel and expense commitments.

(ii)	In the case business expenses to be paid pursuant to Section 3(b)(i), Consultant shall provide SES a monthly invoice at the end of each month in which Consultant has incurred business expenses during the term of this Agreement. The invoice shall reflect a description of the business expenses incurred during the prior month. Each invoice shall be payable within fifteen business (15) days of receipt by SES.

(c)                Stock Option Awards. SES acknowledges and agrees that Consultant’s existing vested stock option awards under the Synthesis Energy Systems, Inc. 2005 Incentive Plan (as amended and restated effective August 5, 2006) and the Synthesis Energy Systems, Inc. 2015 Long Term Incentive Plan shall remain exercisable until ninety (90) days after the termination of this Agreement. Schedule B, attached hereto, sets forth a list of Consultant’s vested stock option awards as of the date of this Agreement.

(d)               Independent Contractor Relationship. Consultant is an independent contractor and is not an officer, employee, servant, agent, partner or joint venturer of SES. SES shall determine the Services to be provided by Consultant but Consultant shall determine the legal means by which such Services are accomplished. While the relationship between SES and Consultant is not an employer/employee relationship, Consultant will nonetheless devote such amount of his time, knowledge and skills to the business of SES as may be required or necessary to complete the Services. In the performance of the Services, Consultant shall not be, and shall not hold itself out to be, an officer, employee, servant, agent, partner or joint venturer of SES and shall have no authority to legally bind SES unless expressly authorized to do so in writing by an authorized executive officer of SES. Consultant warrants that the Services to be provided hereunder will not cause a conflict with any other duties or obligations of Consultant to third parties. Consultant shall not subcontract or assign any of the Services to be performed hereunder without obtaining the prior written consent of SES.

(e)                Taxes and Benefits. Consultant shall be responsible for and agrees to pay when due, all taxes, including but not limited to income tax, self-employment tax, Social Security and withholding taxes on any fees Consultant receives for the Services. As a result of this Agreement and providing Services hereunder, Consultant shall not be entitled to receive any benefits from SES, including but not limited to: overtime compensation, worker’s compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing or Social Security.

4.                 Cooperation. Consultant shall devote his attention to, and use his best efforts to, advance the business and welfare of SES. Consultant shall use his best efforts, in a professional and workmanlike manner and in accordance with industry standards, in the performance of his obligations under this Agreement. SES shall provide such access to its information and property, including file servers, as may be reasonably required in order to permit Consultant to perform his obligations hereunder. Consultant shall cooperate with SES personnel, shall not interfere with the conduct of SES business and shall observe all rules, regulations and security requirements of SES concerning the safety of person and property and security of information. SES acknowledges and agrees that Consultant shall maintain an SES e-mail address and maintain access to SES file servers during the term of this Agreement.

5.                 Inventions.

(a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements, whether or not patentable and whether or not copyrightable (together, “Inventions”) related to the business of SES which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the term of this Agreement or thereafter, if resulting or directly derived from Proprietary Information (as defined below), shall constitute “works made for hire” for SES within the meaning of the Copyright Act of 1976, as amended, and shall be the sole and exclusive property of SES. Consultant hereby assigns to SES all Inventions and any and all related patents, copyrights, trademarks, trade names, trade secrets and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of SES as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request, and at the expense, of SES, Consultant shall execute any instruments and do all things reasonably necessary or desirable to fully and completely perfect the rights of SES with respect to any Invention.

(b) Consultant shall promptly disclose to SES all Inventions and will maintain adequate and current written records of all Inventions, in the form of notes, sketches, drawings and as may be specified by SES.

(c) Consultant warrants that Consultant has the right to make the assignments made by Consultant hereunder, and further warrants that none of the Inventions will infringe or misappropriate any patent, copyright, trademark, trade secret or other proprietary right of any third party. If notified of a claim that an Invention infringes any patent, copyright, trademark, trade secret or other proprietary right of any third party, Consultant shall indemnify and hold harmless SES and its officers, directors and employees against all costs, damages, losses and expenses (including reasonable attorneys’ fees) arising from such claim. Consultant shall also cooperate reasonably, at the expense of SES, in the defense, settlement or compromise of any such claim.

6.                 Proprietary Information.

(a) “Proprietary Information” means information which is used in the business of SES and (i) is proprietary to, about or created by SES, (ii) gives SES some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of SES, (iii) is designated as Proprietary Information by SES, is known by Consultant to be considered confidential by SES, or from all the relevant circumstances should reasonably be assumed by Consultant to be confidential and proprietary to SES, or (iv) relates to the SES gasification technology (including for without limitation, the SGT and the U-GAS technology) and its use in the manufacture of synthesis gas and other energy products (and any work product resulting from or related thereto), any Invention, formula, vendor information, customer or client information, trade secret, process, methodology, research, report, technical data, know how, computer program, software, software documentation, design, technology, marketing or business plan, forecast, unpublished financial statements or budgets, or license, price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of his service as a consultant to SES. Failure to mark any writing as proprietary or confidential shall not affect the proprietary or confidential nature of such writing or the information contained therein.

(b) Consultant acknowledges that the relationship with SES is one of high trust and confidence and that in the course of providing service to SES, Consultant will have access to and contact with Proprietary Information. Consultant agrees that it will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for Consultant’s benefit or the benefit of others, any Proprietary Information or Invention. Notwithstanding the foregoing, Consultant’s obligations under this Section 6 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 6, (ii) is generally disclosed to third parties by SES without restriction on such third parties, or (iii) is approved for release by written authorization of the CEO.

(c) Upon the termination of this Agreement for any reason, Consultant shall deliver to SES all Proprietary Information and other business records which Consultant may have in Consultant’s possession concerning or affecting the business of SES and/or the Services performed under this Agreement.

7.                  Non-Competition; Non-Solicitation; Non-Disparagement.

(a)                SES acknowledges that Consultant possesses significant knowledge of SES’ confidential and proprietary information including business practices, customers, partners and SES’ proprietary gasification technology systems. Taking into account this acknowledgment, Consultant agrees that during the term of this Agreement and for the twelve month period following the date thereof, Consultant shall not, acting alone or in conjunction with others, directly or indirectly, in any area in which he has worked for SES or as to which he has received Proprietary Information relating to SES invest or engage, directly or indirectly, in any Competing Business (as defined below) or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity without prior written consent from SES. Notwithstanding the above, Consultant may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which Consultant is providing services, not a Competing Business; provided, that prior to accepting employment or providing services to such a Competing Business, Consultant and the Competing Business will provide written assurances satisfactory to SES that Consultant will not render services directly or indirectly for a twelve month period to any portion of the Competing Business which competes directly or indirectly with SES.

(b)               For purposes of this Agreement, “Competing Business” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the actual or intended business of SES and/or its affiliates during the term of this Agreement including providing proprietary gasification technology systems and solutions to the energy and chemical industries and using the technology of SES to produce and manufacture syngas from coal, biomass, municipal wastes and refuse derived fuels and petroleum coke, as well as a variety of chemical products, fertilizers and transportation fuels, as well as other clean energy technologies in which Consultant has knowledge of the Company’s involvement during the term of this Agreement.

(c)                In addition, Consultant agrees that for twenty-four months following the date of termination of this Agreement, he shall not directly or indirectly, (i) hire or attempt to hire any employee of SES, or induce, entice, encourage or solicit any employee of SES to leave his or her employment, or (ii) contact, communicate with or solicit any distributor, customer or acquisition or business prospect or business opportunity of SES for the purpose of causing them to terminate, alter or amend their business relationship with SES.

(d)               Consultant hereby specifically acknowledges and agrees that:

(i)	SES has expended and will continue to expend substantial time, money and effort in developing its business;

(ii)	Consultant will, during the term of this Agreement, be personally entrusted with and exposed to Proprietary Information;

(iii)	SES, during the term of this Agreement thereafter, will be engaged in its highly competitive business in which many firms compete;

(iv)	Consultant could, after having access to financial records, contracts, and other Proprietary Information and know-how and, after receiving training by and experience with SES, become a competitor;

(v)	SES will suffer great loss and irreparable harm if Consultant enters, directly or indirectly, into competition with SES; and

(vi)	The temporal and other restrictions contained in this “Non-Competition; Non-Solicitation” provision are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of SES.

(e)                During the term of this Agreement and thereafter, Consultant shall not defame or disparage SES, its affiliates and their officers, directors, members or executives. Consultant agrees to cooperate with SES in refuting any defamatory or disparaging remarks by any third party made in respect of SES or its affiliates or their directors, members, officers or executives. SES further agrees not to defame or disparage Consultant and agrees to cooperate with Consultant in refuting any defamatory or disparaging remarks by any third party made with respect to his employment with SES.

8.                 Indemnification.

(a)                Consultant shall not be liable to SES (i) for acting in good faith reliance on the provisions of this Agreement; (ii) for acting in good faith and in a manner Consultant reasonably believed to be in or not opposed to the best interests of SES; or (iii) for breach of any fiduciary or other duty that does not involve acts or omissions not in good faith or which does not involve fraud, gross negligence or willful misconduct. SES shall indemnify and defend Consultant, to the fullest extent permitted by the General Corporations Act of the State of Delaware (the “Act”) as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits SES to provide broader indemnification rights than the Act permitted SES to provide prior to such amendment).

(b)               In the event Consultant was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of SES) by reason of the fact that it is or was a consultant of SES, then SES shall indemnify and defend Consultant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Consultant in connection with such suit, action or proceeding if Consultant acted in good faith and in a manner Consultant reasonably believed to be in or not opposed to the best interests of SES conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Consultant did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of SES and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful. Notwithstanding the foregoing, SES shall indemnify and defend Consultant in connection with an action, suit or proceeding initiated by Consultant only if the initiation and continued prosecution of such action, suit or proceeding was authorized by SES.

(c)                In the event Consultant was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of SES to procure a judgment in its favor by reason of the fact that he is or was a consultant of SES, then SES shall indemnify and defend Consultant against all expenses (including attorneys' fees) actually and reasonably incurred by Consultant in connection with the defense or settlement of such action or suit if Consultant acted in good faith and in a manner Consultant reasonably believed to be in or not opposed to the best interests of SES and except that no indemnification shall be made in respect of any claim, issue or matter as to which Consultant shall have been adjudged to be liable for fraud, gross negligence or willful misconduct in the performance of his duty to SES unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Consultant is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or the court shall deem proper.

(d)               Consultant may consult with legal or other professional counsel, and any actions taken by Consultant in good faith reliance on, and in accordance with, the opinion or advice of such counsel shall be deemed to be fully protected and justified and made in good faith.

9.                 SES Policies. Consultant has executed, and agree to comply at all times during the term of this Agreement with, all applicable policies, rules and regulations of SES, including, without limitation, the Foreign Corrupt Practices Act Policy of SES and its Code of Business and Ethical Conduct, as each is in effect from time to time during the term of this Agreement.

10.             Agreement References. All references to “SES” in this Agreement include any entity which owns or controls, is owned or controlled by, or is under common control or ownership with, SES.

11.             Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, or upon delivery by nationally-recognized overnight courier, addressed to the other party at the address shown above (and if to SES, marked to the attention of the CEO), or at such other address or addresses as either party shall designate to the other in accordance with this section.

12.             Remedies. Consultant agrees that it would be difficult to measure and calculate the damages to SES from any breach of the covenants set forth in this Agreement and that any such breach would cause irreparable harm to SES. Accordingly, at the sole discretion of SES, Consultant agrees that in the event of any such breach, SES will have, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. The prevailing party in such a proceeding shall have the right to recover from the other the costs and expenses thereof, including reasonable attorney’s fees.

13.             Entire Agreement; Amendments; Interpretation. This Agreement constitutes the entire agreement between the parties and supersedes the prior Employment Agreement between SES and Consultant dated April 29, 2014 (the “Prior Employment Agreement”). For the avoidance of doubt, the Prior Employment Agreement has been terminated and is of no further force and effect as of the date hereof, and Consultant acknowledges and agrees that all salary, wages and bonuses to which Consultant was entitled under such Prior Employment Agreement has been received by Consultant and that no severance payments are due to Consultant under such Prior Employment Agreement. SES and Consultant acknowledge and agree that they have waived the 30-day advance notice requirement for termination of the Prior Employment Agreement. This Agreement may be amended or modified only by a written instrument executed by both SES and Consultant. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to its provisions governing choice of law.

14.             Application. Consultant acknowledges and agrees that its members, directors, officers, employees, consultants and other representatives shall observe the provisions of this Agreement, and that Consultant shall be liable for any breach of this Agreement by any such persons.

15.             Survival. The following sections of this Agreement shall survive the termination of this Agreement: Section 5 – Inventions, Section 6 – Proprietary Information, Section 7 – Non-Competition; Non-Solicitation, and Section 12 – Remedies.

16.             Assignment. SES may not assign any or all of its rights and duties under this Agreement at any time without Consultant’s prior written consent, which will not be unreasonably withheld. Consultant may not assign Consultant’s rights or duties under this Agreement without the prior written consent of SES, which may be withheld in their sole discretion. Otherwise, this Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

17.             Severability. If a provision of this Agreement or its application to any party or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to any party or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.

18.             Counterparts. This Agreement may be executed and delivered (including by facsimile or Portable Document Format (PDF) transmission) in any number of counterparts with the same effect as if all parties hereto had signed the same document. Facsimile and other electronic copies of manually-signed originals shall have the same effect as manually-signed originals and shall be binding on all parties hereto. All counterparts must be construed together to constitute one and the same instrument.

19.             Miscellaneous. The captions used in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SES

SYNTHESIS ENERGY SYSTEMS, INC.

/s/ DeLome Fair
DeLome Fair
Chief Executive Officer

CONSULTANT

/s/ Roger Ondreko
Roger Ondreko

SCHEDULE A

Transition Services

For a period of six months from the effective date of this Agreement, Consultant shall provide Transition Services generally as described below as requested by the Board or the CEO.

1.	Provide training and assistance to the Chief Accounting Officer (“CAO”) of SES as required during the term of this Agreement.

2.	Assist the CEO as requested with financial modeling and analysis as requested during the term of this service

SCHEDULE B

Name	Date of Grant	Total Options Issued	Strike Price	Exercisable	Actual Exercisable*	Expiration Date
Roger Ondreko	5/29/14	50,000	$1.55	50,000	50,000	7/2/2017
Roger Ondreko	5/29/14	150,000	$1.55	100,000	100,000	7/2/2017

Total		200,000		150,000	150,000

*Shares vested as of 11/4/2016

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